Exhibit 99.1

Mercantile Bank Corporation Announces Exit From TARP Program

Repurchases Remaining $10.5 Million of Outstanding Preferred Stock

GRAND RAPIDS, Mich., June 6, 2012 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) announced today that it has repurchased the remaining 50 percent of the $21 million in non-voting preferred stock issued in May 2009 to the U.S. Department of the Treasury under the Treasury’s Capital Purchase Program (“CPP”), as part of the Troubled Asset Relief Program (“TARP”).

“While participating in the TARP program provided us with an important capital cushion as we navigated through the challenges of the ‘Great Recession,’ we are pleased to be among the first of the community banks to repurchase all of our outstanding preferred stock under the CPP,” commented Michael Price, Chairman and CEO of Mercantile Bank Corporation. “We are especially proud to accomplish this without issuing any additional stock or debt, and while maintaining our well capitalized status. Our ability to complete the repurchase solely with internally generated funds is a result of our enhanced capital position, which reflects our return to profitability, the effective management of our balance sheet and our focus on protecting shareholder value. We are delighted to have this milestone behind us and to be in a financial position that supports future growth as we continue building our franchise and helping our communities prosper.”

Mercantile consummated the repurchase of its remaining preferred stock from the Treasury Department following approval from the Federal Reserve and consultation with the Federal Deposit Insurance Corporation. As part of this preferred stock repurchase, Mercantile expects to record a reduction of retained earnings of approximately $280,000 in the second quarter of 2012 resulting from the accelerated discount on the preferred stock which was being amortized over an original period of five years from the issuance date of May 15, 2009. Taking into account the preferred stock repurchase consummated in early April, Mercantile will record an aggregate reduction of retained earnings resulting from the accelerated discount on the repurchased preferred stock of approximately $580,000 during the second quarter; however, future annual earnings will be positively impacted by $1.05 million with the elimination of the quarterly dividend payments on the repurchased preferred stock. Although the preferred stock repurchase has a negative impact on Mercantile’s and Mercantile Bank of Michigan’s (“Bank”) regulatory capital ratios, the Bank remains “well capitalized” for regulatory purposes.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com